Exhibit 99.1

N E W S  R E L E A S E

Visa Inc. Appoints Vasant M. Prabhu as Chief Financial Officer

Foster City, Calif. February 2, 2015 — Visa Inc. (NYSE: V) today announced the appointment of Vasant M. Prabhu as Executive Vice President and Chief Financial Officer, effective February 9, 2015. Prabhu succeeds Byron Pollitt, who previously announced his intent to retire.

“After a thorough global search, we are thrilled to have Vasant join the Visa leadership team,” said Charlie Scharf, Chief Executive Officer of Visa Inc. “Vasant is a seasoned executive with a wealth of experience across a wide range of global businesses. His financial leadership, operational abilities, strategic focus and global mindset will be extraordinarily valuable to us, as we continue to grow our business around the world.”

“I want to thank Byron for his contributions to Visa. He was instrumental in helping transition Visa from a private association to a successful global, public company,” said Scharf. “We will continue to benefit from the great work he has done during his tenure with Visa.”

Mr. Prabhu joins Visa from NBCUniversal Media, LLC, where he served as chief financial officer, overseeing the company’s finance function as well as the operations and technical services division, which includes its technical operations, physical plant, corporate services and information technology functions.

Mr. Prabhu will report directly to Scharf, and be responsible for Visa Inc.’s financial strategies, planning and reporting, in addition to all finance operations and investor relations.

“I am very excited to be joining Visa at such an important time in the company’s history,” said Prabhu. “The payments industry is growing and changing every day, and I look forward to being part of a team that is driving innovation throughout the industry.”

Prior to joining NBCUniversal in 2014, Prabhu served as the chief financial officer for Starwood Hotels & Resorts Worldwide, Inc. since 2004. In 2010, Prabhu also was named vice chairman of Starwood. At Starwood, he was responsible for all financial functions, information technology and a range of corporate functions. He also served as executive vice president and chief financial officer for Safeway Inc., and held senior leadership roles at The McGraw-Hill Companies, Inc., PepsiCo, Inc. and Booz, Allen & Hamilton. Prabhu is currently a member of the board of directors of Mattel, Inc.

About Visa Inc.: Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 56,000 transaction messages a second, with fraud protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, pay ahead of time with prepaid or pay later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

Contacts:
Paul Cohen	Victoria Hyde-Dunn
Media Relations	Investor Relations
globalmedia@visa.com	ir@visa.com
650-432-7644

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